                                                                     EXHIBIT 4.3



--------------------------------------------------------------------------------

                                RIGHTS AGREEMENT


                                   DATED AS OF

                                 APRIL 24, 1996

                                     BETWEEN

                           GOLDEN STAR RESOURCES LTD.


                                       AND


                              THE R-M TRUST COMPANY


                                 AS RIGHTS AGENT


--------------------------------------------------------------------------------

                                RIGHTS AGREEMENT

                                TABLE OF CONTENTS

PART 1 -   INTERPRETATION......................................................2
     1.1   Certain Definitions.................................................2
     1.2   Currency...........................................................12
     1.3   Headings...........................................................12
     1.4   Calculation of Number and Percentage of Beneficial Ownership
           of Outstanding Voting Shares.......................................12
     1.5   Acting Jointly or in Concert.......................................12
     1.6   Generally Accepted Accounting Principles...........................13

PART 2 -   THE RIGHTS.........................................................13
     2.1   Legend on Common Share Certificates................................13
     2.2   Initial Exercise Price: Exercise of Rights: Detachment of Rights...14
     2.3   Adjustments to Exercise Price: Number of Rights....................16
     2.4   Date on Which Exercise Is Effective................................21
     2.5   Execution, Authentication, Delivery and Dating of Rights
           Certificates.......................................................21
     2.6   Registration, Transfer and Exchange................................21
     2.7   Mutilated, Destroyed, Lost and Stolen Rights Certificates..........22
     2.8   Persons Deemed Owners of Rights....................................23
     2.9   Delivery and Cancellation of Certificates..........................23
     2.10  Agreement of Rights Holders........................................23
     2.11  Rights Certificate Holder Deemed Not a Shareholder.................24

PART 3 -   ADJUSTMENTS TO THE RIGHTS IN THE EVENT OF CERTAIN TRANSACTIONS.....24
     3.1   Flip-in Event......................................................24
     3.2   Exchange Option....................................................26

PART 4 -   THE RIGHTS AGENT...................................................26
     4.1   General............................................................26
     4.2   Merger, Amalgamation, Consolidation or Change of Name of
           Rights Agent.......................................................27
     4.3   Duties of Rights Agent.............................................27
     4.4   Change of Rights Agent.............................................29

PART 5 -   MISCELLANEOUS......................................................30
     5.1   Redemption and Waiver..............................................30
     5.2   Expiration.........................................................31
     5.3   Issuance of New Rights Certificates................................31
     5.4   Supplements and Amendments.........................................31
     5.5   Fractional Rights and Fractional Shares............................33
     5.6   Rights of Action...................................................33
     5.7   Suspension of Time of Exercise.....................................33

     5.8   Non-Canadian Holders...............................................33
     5.9   Notices............................................................34
     5.10  Costs of Enforcement...............................................35
     5.11  Successors.........................................................35
     5.12  Benefits of this Agreement.........................................35
     5.13  Governing Law......................................................35
     5.14  Severability.......................................................35
     5.15  Effective Date.....................................................35
     5.16  Time of the Essence................................................36
     5.17  Execution in Counterparts..........................................36

ATTACHMENT 1..................................................................37

                                RIGHTS AGREEMENT

MEMORANDUM OF AGREEMENT, dated April 24, 1996 between Golden Star Resources Ltd., a corporation incorporated under the Canada Business Corporations Act, and The R-M Trust Company, a trust company incorporated under the laws of Canada;

WHEREAS

1. the Board of Directors has determined it is in the best interests of the Corporation to adopt a shareholder bid approval plan to ensure, to the extent possible, that all shareholders of the Corporation are treated fairly in connection with any take-over offer for the Corporation;

2. in order to implement the adoption of a shareholder bid approval plan as established by this Agreement, the Board of Directors of the Corporation has

     (a) authorized the issuance, effective at 12:01 a.m. (Vancouver time) on the Effective Date of one Right in respect of each Common Share outstanding at 12:01 a.m. (Vancouver time) on the Effective Date (the "Record Time"); and

     (b) authorized the issuance of one Right in respect of each Common Share issued after the Record Time and prior to the earlier of the Separation Time and the Expiration Time;

3. each Right entitles the holder thereof, after the Separation Time, to purchase securities of the Corporation pursuant to the terms and subject to the conditions set forth herein;

4. the Corporation desires to appoint the Rights Agent to act on behalf of the Corporation and the holders of Rights, and the Rights Agent is willing to so act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates, the exercise of Rights and other matters referred to herein;

NOW THEREFORE, in consideration of and subject to the premises and the respective agreements set out in this agreement, the parties agree as follows:

                             PART 1 - INTERPRETATION

1.1 CERTAIN DEFINITIONS

For purposes of this Agreement

(1) "ACQUIRING PERSON" means any Person who is the Beneficial Owner of 20 per cent or more of the outstanding Voting Shares, but the term "Acquiring Person" does not include

     (i)  the Corporation or any Subsidiary of the Corporation;

     (ii) any Person who becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares as a result of any one or a combination of:

          (A) an acquisition or redemption by the Corporation of Voting Shares which, by reducing the number of Voting Shares outstanding, increases the proportionate number of Voting Shares Beneficially Owned by such Person to 20% or more of the Voting Shares then outstanding, or

          (B) share acquisitions made pursuant to a Permitted Bid or a Competing Permitted Bid ("Permitted Bid Acquisitions"), or

          (C) share acquisitions (1) in respect of which the Board of Directors has waived the application of Section 3.1 pursuant to subsections 5.1(2) or 5.1(4) or (2) which were made on or prior to the date of this Agreement or (3) which were made pursuant to any dividend reinvestment plan of the Corporation or (4) pursuant to the receipt and exercise of rights issued by the Corporation to all the holders of the Voting Shares to subscribe for or purchase Voting Shares or Convertible Securities, provided that such rights are acquired directly from the Corporation and not from any other person or (5) pursuant to a distribution by the Corporation of Voting Shares or Convertible Securities made pursuant to a prospectus or by way of a private placement by the Corporation, provided that the Person does not thereby acquire a greater percentage of such Voting Shares or Convertible Securities so distributed than the Person's percentage of Voting Shares Beneficially Owned immediately prior to such acquisition ("Exempt Acquisitions"), or

          (D) the exercise of Convertible Securities received by such Person pursuant to a Permitted Bid Acquisition, Exempt Acquisition or a Pro Rata Acquisition (as defined below) ("Convertible Security Acquisitions"), or

          (E) acquisitions as a result of a stock dividend, a stock split or other event pursuant to which such Person receives or acquires Voting Shares or Convertible Securities on the same pro rata basis as all other holders of Voting Shares of the same class ("Pro Rata Acquisitions");

          provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the Voting Shares of the Corporation then outstanding by reason of any one or a combination of (i) share acquisitions or redemptions by the Corporation or (ii) Permitted Bid Acquisitions or (iii) Exempt Acquisitions or (iv) Convertible Security Acquisitions or (v) Pro Rata Acquisition and, after such share acquisitions or redemptions by the Corporation or Permitted Bid Acquisitions or Exempt Acquisitions or Convertible Security Acquisitions or Pro Rata Acquisitions, becomes the Beneficial Owner of more than an additional one percent of the number of Voting Shares of the Corporation outstanding other than pursuant to any one or combination of Permitted Bid Acquisitions, Exempt Acquisitions, Convertible Security Acquisitions or Pro Rata Acquisitions, then as of the date of any such acquisition such Person shall become an "Acquiring Person";

    (iii) for a period of 10 days after the Disqualification Date, any Person who becomes the Beneficial Owner of 20 per cent or more of the outstanding Voting Shares as a result of such Person becoming disqualified from relying on paragraph 1.1(6)(vi) solely because such Person is making or has announced an intention to make a Take-over Bid, either alone or by acting jointly or in concert with any other Person, and for the purposes of this definition, "Disqualification Date" means the first date of public announcement of facts indicating that a Person is making or has announced an intention to make a Take-over Bid;

    (iv) an underwriter or member of a banking or selling group that becomes the Beneficial Owner of 20 per cent or more of the Voting Shares in connection with a bona fide distribution to the public of securities; or

    (v) any Person who is the Beneficial Owner of 20 percent or more of the Voting Shares at the date of this Agreement, except that if such Person's Beneficial Ownership of Voting Shares thereafter increases by more than one per cent of the number of outstanding Voting Shares other than by reason of the operation of one or any combination of paragraphs (A), (B), (C), (D) or (E) above, then, as of the date of any such acquisition, such Person shall become an "Acquiring Person";

(2) "AFFILIATE" used to indicate a relationship with a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such a specified Person;

(3) "AGREEMENT" means this rights agreement dated April 24, 1996 between the Corporation and the Rights Agent, as the same may be further amended or supplemented from time to time;

(4) "ANNUAL CASH DIVIDEND" means any cash dividends paid in any fiscal year of the Corporation to the extent that such cash dividends do not exceed, in the aggregate, the greatest of

    (i) 200 PER CENT of the aggregate amount of cash dividends declared payable by the Corporation on its Common Shares in its immediately preceding fiscal year;

    (ii) 300 PER CENT of the arithmetic mean of the aggregate amounts of the annual cash dividends declared payable by the Corporation on its Common Shares in its three immediately preceding fiscal years; and

    (iii) 100 PER CENT of the aggregate consolidated net income of the Corporation, before extraordinary items, for its immediately preceding fiscal year;

(5)  "ASSOCIATE" means, when used to indicate a relationship with a specified
     Person:

    (i) a spouse of that Person or any Person of the same or opposite sex with whom that Person is living in a conjugal relationship outside marriage or a child of that Person; and

    (ii) a relative of that Person or of a Person mentioned in paragraph 1.1(5)(i) if that relative has the same residence as that Person;

(6) A Person is deemed the "BENEFICIAL OWNER" of and to have "BENEFICIAL OWNERSHIP" of and to "BENEFICIALLY OWN"

    (i)   any securities of which such Person is the owner at law or in equity;

    (ii) any securities as to which such Person has the right to become the owner at law or in equity (whether such right is exercisable immediately or after the lapse or passage of time and whether or not on condition or the happening of any contingency or otherwise) pursuant to any agreement, whether or not in writing (other than customary agreements among underwriters and banking group members and selling group members with respect to a bona fide public offering of securities and other than bona fide pledges of securities in the ordinary course of business), or upon the exercise of any conversion right, exchange right, share purchase right (other than the Rights), warrant or option, or otherwise; and

    (iii) any securities that are Beneficially Owned within the meaning of paragraphs 1.1 (6)(i) or (ii) by any other Person with whom such Person is acting jointly or in concert;

except that a Person is not to be deemed the "Beneficial Owner" of or to have "Beneficial Ownership" of or to "Beneficially Own" any security

    (iv) because such security has been deposited or tendered pursuant to any Take-over Bid made by such Person, by any of such Person's Affiliates or Associates or by any other Person referred to in paragraph 1.1(6)(iii), until such deposited or tendered security has been taken up or paid for, or accepted unconditionally for payment or exchange, whichever shall first occur;

    (v) because such Person or any other Person acting jointly or in concert with such Person has or shares the power to vote or direct the voting of such security pursuant to a revocable proxy given in response to (or in connection with or in order to participate in) a public proxy solicitation or has an agreement, arrangement or understanding with respect to a shareholder proposal or proposals or a matter or matters to come before a meeting of shareholders, including the election of directors;

    (vi)  if:

          (A) the ordinary business of any such Person (the "Investment Manager") includes the management of investment funds for others (which for greater certainty, may include or be limited to one or more employee benefit plans or pension plans) and the Investment Manager is acting in the ordinary course of such business in the performance of such Investment Manager's duties for the account of any other Person (a "Client");

          (B) such Person (the "Trust Company") is licensed to carry on the business of a trust company under applicable laws and, as such, acts as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent Persons (each an "Estate Account") or in relation to other accounts (each an "Other Account") and is acting in the ordinary course of such duties for the estate of any such deceased or incompetent Person or for such other accounts;

          (C) the ordinary business of such person includes acting as an agent of the Crown in the management of public assets (the "Crown Agent");

          (D) the Person is an independent person established by statute for purposes that include, and the ordinary business or activity of such Person (the "Independent Person") includes, the management of investment funds for employee benefit plans, pension plans, insurance plans or various public bodies; or

          (E) such Person (the "Administrator") is the administrator or trustee of one or more pension funds or plans (a "Plan") registered under applicable laws and holds such security for the purposes of its activities as such;

          but only if the Investment Manager, the Trust Company, the Crown Agent, the Independent Person or the Administrator, as the case may be, is not making and has not announced an intention to make a Take-over Bid, other than an Offer to Acquire Voting Shares or other securities by means of a distribution by the Corporation or by means of ordinary market transactions (including prearranged trades) executed through the facilities of a stock exchange or an organized over-the-counter market, alone or by acting jointly or in concert with any other Person;

    (vii) because such Person or any other Person acting jointly or in concert with such Person is (A) a Client of the same Investment Manager as another Person on whose account the Investment Manager holds or exercises voting or dispositive power over such security, or (B) because such Person is an Estate Account or an Other Account of the same Trust Company as another Person on whose account the Trust Company holds or exercises voting or disposition power over such security, or (C) a Plan with the same Administrator as another Plan;

   (viii) because such Person or any other Person acting jointly or in concert with such Person is (A) a Client of the Investment Manager and such security is owned at law or in equity by the Investment Manager, or
          (B) an Estate Account or an Other Account of a Trust Company and such security is owned at law or in equity by the Trust Company, or (C) a Plan and such security is owned at law or in equity by the Administrator of the Plan but only if the Investment Manager, the Trust Company or the Administrator is not acting jointly or in concert with the Client, the Estate or Other Account or the Plan, as the case may be, in acquiring such security;

(7) "BOARD OF DIRECTORS" means the board of directors of the Corporation or any duly constituted and empowered committee of that board;

(8) "BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which banking institutions in Vancouver, British Columbia are authorized or obligated by law to close;

(9) "CANADA BUSINESS CORPORATION ACT" means the CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c.C-44, as amended, and any regulations made under it and any successor laws or regulations;

(10) "CANADIAN DOLLAR EQUIVALENT" of any amount which is expressed in United States Dollars means, on any date, the Canadian dollar equivalent of such amount determined by multiplying such amount by the U.S. - Canadian Exchange Rate in effect on such date;

(11) "CLOSE OF BUSINESS" on any given date means the time on such date (or, if such date is not a Business Day, the time on the next succeeding Business
     Day) at which the principal transfer office in Vancouver, British Columbia of the transfer agent for the Common Shares of the Corporation (or, after the Separation Time, the principal transfer office in Vancouver of the Rights Agent) is closed to the public;

(12) "COMMON SHARES" means the common shares in the capital of the Corporation;

(13) "COMPETING PERMITTED BID" means a Take-over Bid made while another Permitted Bid is in existence and that satisfies all of the provisions of a Permitted Bid except that the condition set forth in paragraph 1.1(35)(ii) may provide that the Voting Shares that are the subject of the Take-over Bid may be taken up or paid for on a date which is not earlier than the later of (i) 21 days after the date of the Take-over Bid; and (ii) the earliest date on which Voting Shares may be taken up and paid for under any other Permitted Bid or Competing Permitted Bid that is then in existence for the Voting Shares;

(14) A corporation is "CONTROLLED" by another Person or two or more Persons if

     (i) securities entitled to vote in the election of directors carrying more than 50 per cent of the votes for the election of directors are held, directly or indirectly, by or for the benefit of the other Person or Persons; and

     (ii) the votes carried by such securities are entitled, if exercised, to elect a majority of the board of directors of the corporation;

     and "CONTROLS", "CONTROLLING" and "UNDER COMMON CONTROL WITH" shall be interpreted accordingly;

(15) "CONVERTIBLE SECURITIES" means at any time any right (contractual or otherwise and regardless of whether such right constitutes a security) to acquire Voting Shares from the Corporation and any securities issued by the Corporation from time to time (other than the Rights) carrying any exercise, conversion or exchange right which is then exercisable pursuant to which the holder thereof may acquire Voting Shares or other securities which are convertible into or exercisable or exchangeable for Common Shares (whether or not on condition or the happening of any contingency) including, at the relevant time of determination, any outstanding options for the purchase of Common Shares issued under the Corporation's stock option programs which are then exercisable.

(16) "CONVERTIBLE SECURITY ACQUISITIONS" has the meaning ascribed thereto in paragraph 1.1(1)(ii)(D);

(17) "CO-RIGHTS AGENTS" has the meaning ascribed to that phrase in subsection 4.1(1);

(18) "CORPORATION" means Golden Star Resources Ltd.;

(19) "DISPOSITION DATE" has the meaning ascribed to that phrase in subsection 5.1(2);

(20) "ELECTION TO EXERCISE" has the meaning ascribed thereto in subsection
     2.2(6);

(21) "EFFECTIVE DATE" means April 24, 1996;

(22) "EXEMPT ACQUISITION" has the meaning ascribed thereto in paragraph 1.1(1)(ii)(C);

(23) "EXERCISE PRICE" means, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right which, until adjustment thereof in accordance with the terms hereof, is $200.00;

(24) "EXPANSION FACTOR" has the meaning ascribed thereto in subsection 2.3 (1);

(25) "EXPIRATION TIME" means the close of business on the date that is the earlier of: (a) the time at which the right to exercise Rights shall terminate pursuant to Section 5.1 and Section 5.15 hereof; and (b) June 30, 1999;

(26) "FIDUCIARY" means a trust company registered under the trust company legislation of Canada or any province thereof or a portfolio manager registered under the securities legislation of one or more provinces of Canada;

(27) "FLIP-IN EVENT" means a transaction pursuant to which any Person becomes an Acquiring Person;

(28) "HOLDER" has the meaning ascribed thereto in section 2.8;

(29) "INDEPENDENT SHAREHOLDERS" means holders of Voting Shares, other than

     (i)   any Acquiring Person,

     (ii)  any Offeror,

     (iii) any Affiliate or Associate of any Acquiring Person or Offeror,

     (iv) any Person acting jointly or in concert with any Acquiring Person or Offeror, or with any Affiliate or Associate of any Acquiring Person or Offeror, and

     (v) any employee benefit plan, deferred profit sharing plan, stock participation plan or trust for the benefit of employees of the Corporation unless the employee directs the manner in which the Voting Shares are to be voted or directs whether the Voting Shares be tendered to a Take-over Bid;

(30) "MARKET PRICE" per share of any securities on any date of determination means the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date, except that if an event of a type analogous to any of the events described in section 2.3 hereof causes the closing prices used to determine the Market Price on any Trading Days not to be fully comparable with the closing price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day, each such closing price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in section 2.3 hereof in order to make it fully comparable with the closing price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day. The closing price per share of any securities on any date is

     (i) the closing board lot sale price or, in case no such sale takes place on that date, the average of the closing bid and asked prices for each of such securities as reported by the principal Canadian stock exchange (as determined by the Board of Directors) on which such securities are listed or admitted to trading;

     (ii) if for any reason none of such prices is available on that date or the securities are not listed or posted for trading on a Canadian stock exchange, the last sale price or, in case no such sale takes place on that date, the average of the closing bid and asked prices for each of such securities as reported by the principal national United States securities exchange (as determined by the Board of Directors) on which such securities are listed or admitted to trading;

     (iii) if for any reason none of such prices is available on that date or the securities are not listed or admitted to trading on a Canadian stock exchange or a national United States securities exchange, the last sale price, or in case no sale takes place on that date, the average of the high bid and low asked prices for each of such securities in the over-the-counter market, as quoted by any reporting system then in use (as determined by the Board of Directors);

     (iv) if for any reason none of such prices is available on that date or the securities are not listed or admitted to trading on a Canadian stock exchange or a national United States securities exchange or quoted by any such reporting system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities selected by the Board of Directors; or

     (v) if for any reason none of such prices is available on that date, the closing price per share of such securities on such date as determined by the Board of Directors, after consultation with duly qualified financial advisors with respect to the fair value per share of such securities. The Market Price shall be expressed in Canadian dollars and, if initially determined in respect of any day forming part of the 20 consecutive Trading Day period in question in United States dollars, such amount shall be translated into Canadian dollars on such date at the Canadian Dollar Equivalent thereof;

(31) "NOMINEE" has the meaning ascribed to that word in subsection 2.2 (4);

(32) "OFFER TO ACQUIRE" includes:

     (i) an offer to purchase or a solicitation of an offer to sell Voting Shares, and

     (ii) an acceptance of an offer to sell Voting Shares, whether or not such offer to sell has been solicited,

     or any combination thereof, and the Person accepting an offer to sell shall be deemed to be making an Offer to Acquire to the Person that made the offer to sell;

(33) "OFFEROR" means a Person who has announced an intention to make or who has made a Take-over Bid;

(34) "OFFEROR'S SECURITIES" means Voting Shares Beneficially Owned by an Offeror on the date of the Offer to Acquire;

(35) "PERMITTED BID" means a Take-over Bid made by an Offeror which is made by way of a take-over bid circular and which also complies with the following additional provisions:

     (i) the Take-over Bid is made for all outstanding Voting Shares to all holders of Voting Shares as registered on the books of the Corporation, other than the Offeror;

     (ii) the Take-over Bid contains, and the take-up and payment for securities tendered or deposited are subject to, an irrevocable and unqualified condition that no Voting Shares shall be taken up and paid for by the Offeror (x) before the close of business on a date that is not less than 60 days following the date on which the takeover bid circular relating to such Take-over Bid is sent to the shareholders of the Corporation and (y) unless on that date more than 50 per cent of the Voting Shares held by Independent Shareholders have been deposited or tendered pursuant to the Take-over Bid and not withdrawn;

     (iii) the Take-over Bid contains an irrevocable and unqualified provision that Voting Shares may be deposited pursuant to such Take-over Bid (unless it is withdrawn) at any time during the period of time described in paragraph 1.1(35)(ii) and that any Voting Shares deposited pursuant to the Take-over Bid may be withdrawn until taken up and paid for; and

     (iv) the Take-over Bid contains an irrevocable and unqualified provision that in the event that the deposit condition set forth in paragraph 1.1(35)(ii) is satisfied the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of Voting Shares for not less than 10 Business Days from the date of such public announcement;

(36) "PERMITTED BID ACQUISITIONS" has the meaning ascribed thereto in paragraph 1.1(1)(ii)(B);

(37) "PERSON" means any individual, firm, partnership, association, trust, body corporate, corporation, unincorporated organization, syndicate, government entity, or other entity;

(38) "PRO RATA ACQUISITIONS" has the meaning ascribed thereto in paragraph 1.1(1)(ii)(E);

(39) "RECORD TIME" has the meaning set forth in the second recital, that is, paragraph 2 under the heading Whereas;

(40) "REDEMPTION PRICE" has the meaning set forth in subsection 5.1(1)

(41) "RIGHT" means a right to purchase a Common Share of the Corporation on the terms and subject to the conditions set forth in this Agreement;

(42) "RIGHTS AGENT" means The R-M Trust Company;

(43) "RIGHTS CERTIFICATE" means a certificate representing a Right after the Separation Time that is substantially in the form attached hereto as Attachment 1;

(44) "RIGHTS HOLDERS' SPECIAL MEETING" means a meeting of the holders of Rights called by the Board of Directors for the purpose of approving a supplement or amendment to this Agreement pursuant to subsection 5.4 (4);

(45) "RIGHTS REGISTER" has the meaning ascribed to that phrase in subsection 2.6(1);

(46) "SECURITIES ACT" (British Columbia)" means the SECURITIES ACT, S.B.C. 1985, Chapter 85, as amended, and any regulations thereunder, and any successor laws or regulations;

(47) "SEPARATION TIME" means the close of business on the eighth Trading Day after the earlier of

     (i)  the Stock Acquisition Date; and

     (ii) the date of commencement of or first public announcement of the intent of any Person (other than the Corporation or any Subsidiary of the Corporation) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid), or such later time as may be determined by the Board of Directors, except that if any Take-over Bid referred to in this subparagraph (ii) expires, is cancelled, terminated or otherwise withdrawn before the Separation Time, such Take-over Bid is deemed, for the purposes of this definition, not to have been made;

(48) "STOCK ACQUISITION DATE" means the first date of public announcement by the Corporation or an Acquiring Person that an Acquiring Person has become such;

(49) "SUBSIDIARY": a corporation is a Subsidiary of another corporation if

     (i)  it is controlled by:

          (A)  that other, or

          (B) that other and one or more corporations each of which is controlled by that other, or

          (C) two or more corporations each of which is controlled by that other, or

     (ii) it is a Subsidiary of a corporation that is that other's Subsidiary;

(50) "TAKE-OVER BID" means an Offer to Acquire Voting Shares or securities convertible into Voting Shares if, assuming that the Voting Shares or convertible securities subject to the Offer to Acquire are acquired at the date of such Offer to Acquire by the Person making such Offer to Acquire, such Voting Shares (including Voting Shares that may be acquired upon conversion of securities convertible into Voting Shares) together with the Offeror's Securities, constitute in the aggregate 20 per cent or more of the outstanding Voting Shares at the date of the Offer to Acquire;

(51) "TRADING DAY", when used with respect to any securities, means a day when the principal Canadian stock exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any Canadian stock exchange, a Business Day;

(52) "U.S.-CANADIAN EXCHANGE RATE" means, on any date,

     (i) if on such date the Bank of Canada sets an average noon spot rate of exchange for the conversion of one United States dollar into Canadian dollars, such rate; and

     (ii) in any other case, the rate for such date for the conversion of one United States dollar into Canadian dollars calculated in such manner as may be determined by the Board of Directors from time to time acting in good faith;

(53) "VOTING SHARES" means the Common Shares of the Corporation and any other shares in the capital of the Corporation entitled to vote generally in the election of all directors.

1.2  CURRENCY

     All sums of money which are referred to in this Agreement are expressed in lawful money of Canada, unless otherwise specified.

1.3  HEADINGS

     The division of this Agreement into parts, sections, subsections, paragraphs, subparagraphs, clauses or other portions hereof and the insertion of headings, subheadings and a table of contents are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.

1.4 CALCULATION OF NUMBER AND PERCENTAGE OF BENEFICIAL OWNERSHIP OF OUTSTANDING VOTING SHARES

     For purposes of this Agreement, the percentage of Voting Shares Beneficially Owned by any Person is the product (expressed as a percentage) determined by the formula:

     100 x A/B

where:

     A = the number of votes for the election of all directors generally attaching to the Voting Shares Beneficially Owned by such Person; and

     B = the number of votes for the election of all directors generally attaching to all outstanding Voting Shares.

Where a Person is deemed to Beneficially Own unissued Voting Shares, such Voting Shares shall be deemed to be outstanding for the purpose of calculating the percentage of Voting Shares Beneficially Owned by such Person.

1.5  ACTING JOINTLY OR IN CONCERT

     For purposes of this Agreement, whether Persons are acting jointly or in concert is a question of fact in each case, but a Person is deemed to be acting jointly or in concert with another Person if the Person would be deemed to be acting jointly or in concert with such other Person for purposes of section 78 of the SECURITIES ACT (British Columbia) as it exists at the Effective Date other than by virtue of the inclusion of the word "Associate" in section 78(1)(c) of the SECURITIES ACT (British Columbia). Notwithstanding the foregoing and for greater certainty, the phrase "acting jointly or in concert", whenever used in this Agreement, does not include conduct:

     (i)  unrelated to the Corporation; or

     (ii) consisting solely of:

          (A) voting or directing the vote of securities of the Corporation pursuant to a revocable proxy given in response to a public proxy solicitation;

          (B) voting or directing the vote of securities of the Corporation in connection with or in order to participate in a public proxy solicitation made or to be made; or

          (C) having an agreement, arrangement or understanding with respect to a particular shareholder proposal or a particular matter to come before a meeting of shareholders, including the election of directors.

1.6  GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     Wherever in this Agreement reference is made to generally accepted accounting principles, that reference is to be the recommendations in force at the time of the reference made by the Canadian Institute of Chartered Accountants, or any successor institute. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any document, such determination or calculation must, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with generally accepted accounting principles applied on a consistent basis.

                               PART 2 - THE RIGHTS

2.1  LEGEND ON COMMON SHARE CERTIFICATES

     Certificates representing Common Shares that are issued after the Record Time but before the earlier of the Separation Time and the Expiration Time also evidence one Right for each Common Share represented thereby and commencing as soon as reasonably practicable after the Record Time, must have impressed on, printed on, written on or otherwise affixed to them the following legend:

     Until the Separation Time (defined in the Rights Agreement referred to below), this certificate evidences rights of the holder described in a Rights Agreement, dated April 24, 1996, as supplemented and amended (the "Rights Agreement"), between Golden Star Resources Ltd. (the "Corporation") and The R-M Trust Company, the terms of which are incorporated herein by reference and a copy of which is on file at the head office of the Corporation. Under certain circumstances set out in the Rights Agreement, the rights may expire, may become null and void or may be evidenced by separate certificates and no longer be evidenced by this certificate. The Corporation will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of this certificate without charge as soon as practicable after the receipt of a written request therefor.

     Certificates representing Common Shares that are issued and outstanding at the Record Time are deemed to evidence one Right for each Common Share evidenced thereby, notwithstanding the absence of the foregoing legend, until the earlier of the Separation Time and the Expiration Time.

2.2  INITIAL EXERCISE PRICE: EXERCISE OF RIGHTS: DETACHMENT OF RIGHTS

(1) Subject to adjustment as herein set forth, each Right entitles the holder thereof, after the Separation Time and before the Expiration Time, to purchase one Common Share for the Exercise Price (and the Exercise Price and number of Common Shares are subject to adjustment as set forth below). Notwithstanding any other provision of this Agreement, any Rights held by the Corporation or any of its Subsidiaries are void.

(2)  Until the Separation Time,

     (i)  the Rights are not exercisable and no Right may be exercised; and

     (ii) each Right is evidenced by the certificate for the associated Common Share registered in the name of the holder thereof (which certificate is deemed to represent a Rights Certificate) and is transferable only together with and is transferred by any transfer of such associated Common Share.

(3)  After the Separation Time and before the Expiration Time

     (i)  the Rights are exercisable; and

     (ii) the registration and transfer of Rights are separate from and independent of Common Shares.

(4) Promptly following the Separation Time, the Corporation shall prepare and the Rights Agent shall mail to each holder of record of Common Shares as of the Separation Time (other than an Acquiring Person and, in respect of any Rights Beneficially Owned by such Acquiring Person, the holder of record of such Rights (a "Nominee")), at such holder's address as shown on the records of the Corporation (the Corporation hereby undertaking to furnish copies of such records to the Rights Agent for this purpose)

     (i) a Rights Certificate appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification and such legends, summaries or endorsements printed thereon as the Corporation deems appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law, rule or regulation or with any rule or regulation of any self-regulatory organization, stock exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage; and

     (ii) a disclosure statement describing the Rights.

(5) The Rights Agent shall send the materials referred to in subsection 2.2(4) in respect of all Common Shares held of record by it which are not Beneficially Owned by an Acquiring Person.

(6) Rights may be exercised, in whole or in part, on any Business Day after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent

     (i)   a Rights Certificate evidencing such Rights;

     (ii) an election to exercise such Rights (an "Election to Exercise") substantially in the form attached to the Rights Certificate, appropriately completed and executed by the holder or the holder's executors or administrators or other personal representatives or the holder's legal attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Rights Agent; and

     (iii) payment by certified cheque, banker's draft or money order payable to the order of the Corporation, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Common Shares in a name other than that of the holder of the Rights being exercised.

(7) Upon receipt of a Rights Certificate, together with a completed Election to Exercise executed in accordance with paragraph 2.2 (6)(ii), which indicates that such Right is not void as provided by subsection 3.1 (2), and payment as set forth in paragraph 2.2 (6)(iii), the Rights Agent (unless otherwise instructed by the Corporation in the event that the Corporation is of the opinion that the Rights cannot be exercised in accordance with this Agreement) shall promptly

     (i) requisition from the transfer agent certificates representing the number of such Common Shares to be purchased (the Corporation hereby irrevocably authorizing its transfer agent to comply with all such requisitions);

     (ii) when appropriate, requisition from the Corporation the amount of cash to be paid in lieu of issuing fractional Common Shares;

     (iii) after receipt of the certificates referred to in paragraph 2.2
           (7)(i), deliver the same to or upon the order of the registered holder of such Rights Certificates, registered in such name or names as may be designated by such holder; and

     (iv) when appropriate, after receipt, deliver the cash referred to in paragraph 2.2 (7)(ii) to or to the order of the registered holder of such Rights Certificate.

(8) In case a holder of any Rights exercises fewer than all the Rights evidenced by the holder's Rights Certificate, the Rights Agent shall, subject to subsection 5.5 (1), issue to such holder or to such holder's duly authorized assigns a new Rights Certificate evidencing the Rights remaining unexercised.

(9)  The Corporation shall

     (i) take all such action as may be necessary and within its power to ensure that all Common Shares delivered upon exercise of Rights are, at the time of delivery of the certificates for such Common Shares (subject to payment of the Exercise Price), duly and validly authorized, executed, issued and delivered as fully paid and non-assessable;

     (ii) take all such action as may be necessary and within its power to comply with the requirements of the CANADA BUSINESS CORPORATIONS ACT and the securities laws or comparable legislation of each of the provinces of Canada and any other applicable law, rule or regulation, in connection with the issuance and delivery of the Rights Certificates and the issuance of any Common Shares upon exercise of Rights;

     (iii) use reasonable efforts to cause all Common Shares issued upon exercise of Rights to be listed on the stock exchanges on which such Common Shares were traded immediately before the Stock Acquisition Date;

     (iv) pay when due and payable, if applicable, any and all federal, provincial and municipal transfer taxes and charges (not including any income or capital taxes of the holder or exercising holder or any liability of the Corporation to withhold tax) which may be payable in respect of the original issuance or delivery of the Rights Certificates, or certificates for Common Shares to be issued upon the exercise of any Rights, except that the Corporation is not required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Common Shares in a name other than that of the holder of the Rights being transferred or exercised; and

     (v) after the Separation Time, except as permitted by section 5.1, not take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.

2.3  ADJUSTMENTS TO EXERCISE PRICE: NUMBER OF RIGHTS

     The Exercise Price, the number and kind of securities subject to purchase upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this section 2.3.

(1)  If at any time after the date of this Agreement the Corporation

     (i) declares or pays a dividend on Common Shares payable in Common Shares (or other securities exchangeable for or convertible into or giving a right to acquire Common Shares or other securities of the Corporation) other than pursuant to any optional stock dividend program;

     (ii) subdivides or changes the then outstanding Common Shares into a greater number of Common Shares;

     (iii) consolidates or changes the then outstanding Common Shares into a smaller number of Common Shares; or

     (iv) issues any Common Shares (or other securities exchangeable for or convertible into or giving a right to acquire Common Shares or other securities of the Corporation) in respect of or in exchange for existing Common Shares except as otherwise provided in this section 2.3, the Exercise Price and the number of Rights outstanding, or, if the payment or effective date therefor shall occur after the Separation Time, the securities purchasable upon exercise of Rights shall be adjusted as of the payment or effective date in the manner set forth below. If the Exercise Price and number of Rights outstanding are to be adjusted,

     (v) the Exercise Price in effect after the adjustment must be equal to the Exercise Price in effect immediately before the adjustment divided by the number of Common Shares (or other capital stock) (the "Expansion Factor") that a holder of one Common Share immediately prior to any dividend, subdivision, change, consolidation or issuance would hold as a result thereof; and

     (vi) each Right held before such adjustment becomes that number of Rights equal to the Expansion Factor,

     and the adjusted number of Rights are deemed to be distributed among the Common Shares with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of such dividend, subdivision, change, consolidation or issuance, so that each such Common Share (or other capital stock) has one Right associated with it.

     For greater certainty, if the securities purchasable upon exercise of Rights are to be adjusted, the securities purchasable upon exercise of each Right after such adjustment will be the securities that a holder of the securities purchasable upon exercise of one Right immediately prior to such dividend, subdivision, change, consolidation or issuance would hold thereafter as a result of such dividend, subdivision, change, consolidation or issuance.

     If after the Record Time and before the Expiration Time the Corporation issues any shares other than Common Shares in a transaction of a type described in paragraph 2.3 (1)(i) or (iv), shares of such capital stock shall be treated herein as nearly equivalent to Common Shares as may be practicable and appropriate under the circumstances and the Corporation and the Rights Agent agree to amend this Agreement in order to effect such treatment.

     If at any time after the Record Time and before the Separation Time the Corporation issues any Common Shares otherwise than in a transaction referred to in subsections 2.3(1) to (5), each such Common Share so issued shall automatically have one new Right associated with it, which Right must be evidenced by the certificate representing such associated Common Share.

(2) If at any time after the Record Time and before the Separation Time the Corporation fixes a record date for the issuance of rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for or carrying a right to purchase Common Shares) at a price per Common Share (or, if a security convertible into or exchangeable for or carrying a right to purchase or subscribe for Common Shares, having a conversion, exchange or exercise price, including the price required to be paid to purchase such convertible or exchangeable security or right per share) less than the Market Price per Common Share on such record date, the Exercise Price in effect after such record date must be determined by multiplying the Exercise Price in effect immediately before such record date by a fraction

     (i) the numerator of which is the number of Common Shares outstanding on such record date plus the number of Common Shares that the aggregate offering price of the total number of Common Shares so offered (and the aggregate initial conversion, exchange or exercise price of the convertible or exchangeable securities or rights so to be offered, including the price required to be paid to purchase such convertible or exchangeable securities or rights) would purchase at such Market Price per Common Share; and

     (ii) the denominator of which is the number of Common Shares outstanding on such record date plus the number of additional Common Shares to be offered for subscription or purchase (or into which the convertible or exchangeable securities or rights so to be offered are initially convertible, exchangeable or exercisable).

     In case such subscription price is to be paid by delivery of consideration, part or all of which may be in a form other than cash, the value of such consideration must be as determined in good faith by the Board of Directors, whose determination must be described in a statement filed with the Rights Agent and is binding on the Rights Agent and the holders of Rights. Such adjustment shall be made successively whenever such a record date is fixed, and where such rights, options or warrants are not so issued, or if issued, are not exercised prior to the expiration thereof, the Exercise Price must be readjusted to the Exercise Price that would then be in effect if such record date had not been fixed, or to the Exercise Price which would be in effect based upon the number of Common Shares (or securities convertible into, or exchangeable or exercisable for Common Shares) actually issued upon the exercise of such rights, options or warrants, as the case may be.

     For the purposes of this Agreement, the granting of the right to purchase Common Shares (whether from treasury or otherwise) pursuant to a regular dividend reinvestment plan made available by the Corporation to the holders of the shares of the Corporation, any employee benefit, stock option or similar plan is deemed not to constitute an issue of rights, options or warrants by the Corporation, if in all such cases the right to purchase Common Shares is at a price per share not less than 95 per cent of the current Market Price (determined as provided in such plans) of the Common Shares.

(3) If at any time after the Record Time and before the Separation Time the Corporation fixes a record date for the making of a distribution to all holders of Common Shares (including any such distribution made in connection with a merger or amalgamation) of evidences of indebtedness, cash (other than an annual cash dividend or a dividend paid in Common Shares, but including any dividend payable in securities other than Common Shares), assets or rights, options or warrants (excluding those referred to in subsection 2.3 (2) hereof), the Exercise Price in effect after such record date must be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction

     (i) the numerator of which is the Market Price per Common Share on such record date less the fair market value (as determined in good faith by the Board of Directors, whose determination must be described in a statement filed with the Rights Agent and is binding on the Rights Agent and the holders of Rights) on a per share basis of the portion of the cash, assets, evidences of indebtedness, rights, options or warrants so to be distributed; and

     (ii) the denominator of which is such Market Price per Common Share.

     Such adjustments shall be made successively whenever such a record date is fixed, and in the event that such a distribution is not so made, the Exercise Price shall be adjusted to be the Exercise Price which would have been in effect if such record date had not been fixed.

(4) Notwithstanding anything herein to the contrary, no adjustment in the Exercise Price is required unless such adjustment would require an increase or decrease of at least one per cent in the Exercise Price, except that any adjustments which by reason of this subsection 2.3 (4) are not required to be made must be carried forward and taken into account in any subsequent adjustment. All calculations under this section 2.3 must be made to the nearest cent or to the nearest ten-thousandth of a share. Notwithstanding the first sentence of this subsection 2.3 (4), any adjustment required by section 2.3 shall be made no later than the earlier of

     (i) three years from the date of the transaction which gives rise to such adjustment; and

     (ii) the Expiration Date.

(5) Where at any time after the Record Time and before the Separation Time the Corporation issues any shares of capital stock (other than Common Shares) or rights, options or warrants to subscribe for or purchase any such capital stock or securities convertible into or exchangeable for any such capital stock in a transaction referred to in subparagraphs 2.3 (1)(i) or
     (iv) above, if the Board of Directors acting in good faith determines that the adjustments contemplated by subsections 2.3 (1) to (3) above in connection with such transaction will not appropriately protect the interests of the holders of Rights, the Board of Directors may determine what other adjustments to the Exercise Price, number of Rights or any securities purchasable upon exercise of Rights would be appropriate and, notwithstanding subsections 2.3 (1) to (3) above, such adjustments, rather than the adjustments contemplated by subsections 2.3 (1) to (3) above, shall be made. The Corporation and the Rights Agent shall have authority without the approval of the holders of the Common Shares or the holders of Rights to amend this Agreement as appropriate to provide for such adjustments.

(6) Each Right originally issued by the Corporation after any adjustment made to the Exercise Price hereunder evidences the right to purchase, at the adjusted Exercise Price, the number of Common Shares purchasable from time to time hereunder upon exercise of a Right immediately before such issue, all subject to further adjustment as provided herein.

(7) Notwithstanding any adjustment or change in the Exercise Price or the number of Common Shares issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued can continue to express the Exercise Price per Common Share and the number of Common Shares that were expressed in the initial Rights Certificates issued hereunder.

(8) In any case in which this section 2.3 requires that an adjustment in the Exercise Price be made effective as of a record date for a specified event, the Corporation may elect to defer, until the occurrence of such event, the issuance to the holder of any Rights exercised after such record date the number of Common Shares and other securities of the Corporation, if any, issuable upon such exercise over and above the number of Common Shares and other securities of the Corporation, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; but the Corporation shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares (fractional or otherwise) or other securities upon the occurrence of the event requiring such adjustment.

(9) Notwithstanding anything contained in this section 2.3 to the contrary, the Corporation has the right to make such reductions in the Exercise Price, in addition to those adjustments expressly required by this section 2.3, as and to the extent that in their good faith judgment the members of the Board of Directors determine to be advisable, in order that any

     (i)   consolidation or subdivision of Common Shares;

     (ii) issuance (wholly or in part for cash) of Common Shares or securities that by their terms are convertible into or exchangeable for Common Shares;

     (iii) stock dividends; or

     (iv)  issuance of rights, options or warrants referred to in this section
           2.3,

     hereafter made by the Corporation to holders of its Common Shares are not taxable to such shareholders.

(10)     If an event occurs which would require an adjustment under both this
         Section 2.3 and Section 3.1, the adjustment provided for in this
         Section 2.3 shall be in addition to and shall be made prior to, any adjustment required pursuant to section 3.1.

2.4  DATE ON WHICH EXERCISE IS EFFECTIVE

     Each Person in whose name any certificate for Common Shares or any other securities is issued upon the exercise of Rights is deemed for all purposes to be the holder of record of the Common Shares or such other securities represented thereon, and such certificate must bear the date upon which the Rights Certificate evidencing such Rights was duly surrendered in accordance with subsection 2.2 (6) (together with a duly completed Election to Exercise) and payment of the Exercise Price for such Rights (and any applicable transfer taxes and other governmental charges payable by the exercising holder hereunder) was made, except that if the date of such surrender and payment is a date upon which the Common Share transfer books of the Corporation are closed, such Person is deemed to be the holder of record of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Common Share transfer books of the Corporation are open.

2.5  EXECUTION, AUTHENTICATION, DELIVERY AND DATING OF RIGHTS CERTIFICATES

(1) The Rights Certificates must be executed on behalf of the Corporation by its Chairman of the Board, President or any Vice President and by another Vice President, its Secretary or any Assistant Secretary under the corporate seal of the Corporation reproduced thereon. The signature of any of these officers on the Rights Certificates may be manual or facsimile. Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Corporation bind the Corporation, notwithstanding that any such individual has ceased to hold such offices either before or after the countersignature and delivery of such Rights Certificates.

(2) Promptly after the Corporation learns of the Separation Time, the Corporation shall notify the Rights Agent of such Separation Time and shall deliver Rights Certificates executed by the Corporation to the Rights Agent for countersignature, and the Rights Agent shall manually countersign (in a manner satisfactory to the Corporation) and send such Rights Certificates to the holders of the Rights pursuant to section 2.2 (4) hereof. No Rights Certificate is valid for any purpose until countersigned by the Rights Agent as aforesaid.

(3)  Each Rights Certificate must be dated the date of countersignature thereof.

2.6  REGISTRATION, TRANSFER AND EXCHANGE

(1) The Corporation shall cause to be kept a register (the "Rights Register") in which, subject to such reasonable regulations as it may prescribe, the Corporation will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed registrar for the Rights for the purpose of maintaining the Rights Register for the Corporation and registering Rights and transfers of Rights as herein provided and the Rights Agent hereby accepts such appointment. If the Rights Agent ceases to be the Rights Registrar, the

     Rights Agent continues to have the right to examine the Rights Register at all reasonable times.

     After the Separation Time and before the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of subsection 2.6 (3), the Corporation shall execute, and the Rights Agent shall manually countersign and deliver, in the name of the holder or the designated transferee or transferees as required pursuant to the holder's instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificates so surrendered.

(2) Each Right issued upon any registration of transfer or exchange of any Rights Certificates is a valid obligation of the Corporation, and such Rights are entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

(3) Each Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed or be accompanied by a written instrument of transfer in form satisfactory to the Corporation or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder's attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this section 2.6, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Rights Agent) connected therewith.

2.7  MUTILATED, DESTROYED, LOST AND STOLEN RIGHTS CERTIFICATES

(1) If a mutilated Rights Certificate is surrendered to the Rights Agent before the Expiration Time, the Corporation shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

(2) If any person delivers to the Corporation and the Rights Agent before the Expiration Time

     (i) evidence to their reasonable satisfaction of the destruction, loss or theft of a Rights Certificate; and

     (ii) such security or indemnity as may be reasonably required by them to save each of them and any of their agents harmless, and if neither the Corporation nor the Rights Agent has received notice that such Rights Certificate has been acquired by a bona fide purchaser, the Corporation shall execute and upon the Corporation's request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.

(3)  As a condition to the issuance of any new Rights Certificate under this section 2.7, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Rights Agent) connected therewith.

(4) Every new Rights Certificate issued pursuant to this section 2.7 in lieu of any destroyed, lost or stolen Rights Certificate evidences the contractual obligation of the Corporation, whether or not the destroyed, lost or stolen Rights Certificate is at any time enforceable by anyone, and its holder is entitled to all the benefits of this Agreement equally and proportionately with all other Rights duly issued hereunder.

2.8  PERSONS DEEMED OWNERS OF RIGHTS

     The Corporation, the Rights Agent and any agent of the Corporation or the Rights Agent may presume that the Person in whose name a Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes. As used in this Agreement, unless the context otherwise requires, the term "holder" of any Right means the registered holder of such Right (or, prior to the Separation Time, the registered holder of the associated Common Share).

2.9  DELIVERY AND CANCELLATION OF CERTIFICATES

     All Rights Certificates surrendered upon exercise or for redemption, registration of transfer or exchange must, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, must be promptly canceled by the Rights Agent. The Corporation may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which the Corporation has acquired in any manner, and the Rights Agent shall promptly cancel all Rights Certificates so delivered. No Rights Certificate is to be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this section 2.9, except as expressly permitted by this Agreement. The Rights Agent shall, subject to applicable laws, destroy all canceled Rights Certificates and deliver a certificate of destruction to the Corporation.

2.10 AGREEMENT OF RIGHTS HOLDERS

     Every holder of Rights, by accepting the same, consents and agrees with the Corporation and the Rights Agent and with every other holder of Rights

(1) that the holder is bound by and subject to the provisions of this Agreement as amended from time to time in accordance with the terms hereof in respect of all Rights held;

(2) that before the Separation Time, each Right is transferable only together with and is to be transferred by a transfer of the associated Common Share certificate representing such Right;

(3) that after the Separation Time, the Rights Certificate is transferable only on the Rights Register as provided herein;

(4) that before due presentment of a Rights Certificate (or before the Separation Time, the associated Common Share certificate) for registration of transfer, the Corporation, the Rights Agent and any agent of the Corporation or the Rights Agent may presume that the Person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on such Rights Certificate or the associated Common Share certificate made by anyone other than the Corporation or the Rights Agent) for all purposes, and neither the Corporation nor the Rights Agent is affected by any notice to the contrary;

(5) that each holder of Rights has waived any right to receive any fractional Rights or any fractional shares or other -securities upon exercise of a Right (except as provided herein); and

(6) that without the approval of any holder of Rights or Voting Shares and upon the sole authority of the Board of Directors, this Agreement may be supplemented or amended from time to time as provided herein.

2.11 RIGHTS CERTIFICATE HOLDER DEEMED NOT A SHAREHOLDER

     No holder of any Rights or Rights Certificate is entitled, as such holder, to vote, receive dividends or be considered for any purpose the holder of any Common Share or any other share or security of the Corporation which may at any time be issuable on the exercise of the Rights represented thereby, and nothing contained herein or in any Rights Certificate is to be construed as conferring upon the holder of any Right or Rights Certificate, as such, any right of a holder of Common Shares or any other shares or securities of the Corporation or any right to vote at any meeting of shareholders of the Corporation whether for the election of directors or otherwise or upon any matter submitted to holders of Common Shares or any other shares of the Corporation at any meeting thereof, or to give or withhold consent to any action of the Corporation or to receive notice of any meeting or other action affecting any holder of Common Shares or any other shares of the Corporation except as expressly provided herein, or to receive dividends, distributions or subscription rights, or otherwise, until the Right or Rights evidenced by Rights Certificates have been duly exercised in accordance with the terms and provisions hereof.

                    PART 3 - ADJUSTMENTS TO THE RIGHTS IN THE
                          EVENT OF CERTAIN TRANSACTIONS

3.1  FLIP-IN EVENT

(1) Subject to subsection 3.1 (2) and section 5.1, if before the Expiration Time a Flip-in Event occurs, each Right constitutes, effective at the close of business on the eighth Trading Day after the Stock Acquisition Date, the right to purchase from the Corporation, upon exercise thereof in accordance with the terms hereof, the number of Common Shares having an aggregate Market Price on the date of occurrence of such Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in a manner analogous to the applicable adjustment provided for in section 2.3 if after the occurrence, an event of a type analogous to any of the events described in section 2.3 has occurred).

(2) Notwithstanding anything in this Agreement to the contrary, upon the occurrence of any Flip-in Event, any Rights that are Beneficially Owned on or after the earlier of the Separation Time and the Stock Acquisition Date by

     (i) an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person); or

     (ii) a transferee of Rights, directly or indirectly, from an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person), where such transferee becomes a transferee concurrently with or subsequent to the Acquiring Person becoming such in a transfer that the Board of Directors has determined is part of a plan of an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Associate or Affiliate of an Acquiring Person), that has the purpose or effect of avoiding paragraph 3.1 (2)(ii), become void without any further action, and any holder of such Rights (including transferees) thereafter has no right with respect to such Rights, including any rights to exercise them under any provision of this Agreement.

(3) From and after the Separation Time, the Corporation shall do all such acts and things necessary and within its power to ensure compliance with the provisions of section 3.1, including without limitation, all such acts and things as may be required to satisfy the requirements of the CANADA BUSINESS CORPORATIONS ACT, the SECURITIES ACT (British Columbia) and the securities laws or comparable legislation in each of the provinces of Canada and in the United States of America in respect of the issue of Common Shares upon the exercise of Rights in accordance with this Agreement.

(4) Any Rights Certificate that represents Rights Beneficially Owned by a Person described in either paragraph 3.1 (2)(i) or (ii) or transferred to any nominee of any such Person, and any Rights Certificate issued upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain the following legend:

          The Rights represented by this Rights Certificate were issued to a Person who was an Acquiring Person or an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Rights Agreement) or a Person who was acting jointly or in concert with an Acquiring person or an Affiliate or Associate of an Acquiring Person. This Rights Certificate and the Rights represented hereby are void or become void in the circumstances specified in subsection 3.1(2) of the Rights Agreement.

     but the Rights Agent has no obligation to ascertain the existence of facts that would require the imposition of such legend and shall impose such legend only if instructed to do so by the Corporation in writing or if a holder fails to certify upon transfer or exchange in the space provided on the Rights Certificate that such holder is not a Person described in such legend.

3.2  EXCHANGE OPTION

(1) The Board of Directors may, at its option, at any time after a Flip-in Event, authorize the Corporation to issue or deliver in respect of each Right which is not void pursuant to subsection 3.1(2) hereof in return for the Right and without further charge, cash or equity securities (or a combination thereof) having a value equal to the Exercise Price, in full and final settlement of all rights attaching to the Rights, where in either case the value of such equity securities shall be determined by duly qualified financial advisors. To the extent that the Board of Directors determines in good faith that some action need be taken pursuant to this section 3.2, the Board of Directors may suspend the exercisability of the Rights for a period of up to 10 days following the date of the occurrence of the relevant Flip-in Event. In the event of any such suspension, the Corporation shall notify the Rights Agent and issue as promptly as practicable a public announcement stating that the exercisability of the Rights has been temporarily suspended.

(2) If the Board of Directors authorizes the exchange of equity securities or cash (or a combination thereof) for Rights pursuant to subsection 3.2(1) above, without any further action or notice the right to exercise the Rights will terminate and the only right thereafter of a holder of Rights shall be to receive such equity securities or cash (or a combination thereof) in accordance with the exchange formula. Within 10 Business Days after the authorization of the exchange pursuant to subsection 3.2(1) above, the Corporation shall give notice of such exchange to the holders of such Rights by mailing such notice to all such holders at their last addresses as they appear upon the register of Rights holders maintained by the Rights Agent. Each such notice of exchange will state the method by which the exchange will be effected.

(3) Any issue of treasury securities of the Corporation (other than Common Shares or debt securities not convertible into equity securities) pursuant to this Section 3.2 shall require the prior written consent of The Toronto Stock Exchange.

                            PART 4 - THE RIGHTS AGENT

4.1  GENERAL

(1) The Corporation hereby appoints the Rights Agent to act as agent for the Corporation and the holders of the Rights in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Corporation may from time to time appoint such co-Rights Agents ("Co-Rights Agents") as it thinks necessary or desirable. If the Corporation appoints one or more Co-Rights Agents, the respective duties of the Rights Agent and Co-Rights Agents are as the Corporation may determine. The Corporation undertakes to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or wilful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights

     Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability, which right to indemnification will survive the termination of this Agreement.

(2) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any certificate for Common Shares, Rights Certificate, certificate for other securities of the Corporation, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged by the proper Person or Persons.

4.2  MERGER, AMALGAMATION, CONSOLIDATION OR CHANGE OF NAME OF RIGHTS AGENT

(1) Any corporation into which the Rights Agent may be amalgamated or any corporation resulting from any amalgamation or statutory arrangement to which the Rights Agent is a party, or any corporation succeeding to the shareholder or stockholder services business of the Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, if such corporation would be eligible for appointment as a successor Rights Agent under the provisions of section 4.4 hereof. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights have not been countersigned, any successor Rights Agent may countersign such Rights Certificates in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates are valid and have the full force provided in the Rights Certificates and in this Agreement.

(2) In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates have been countersigned but not delivered the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Right Certificates are valid and have the full force provided in the Rights Certificates and in this Agreement.

4.3  DUTIES OF RIGHTS AGENT

     The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, all of which the Corporation and the holders of certificates for Common Shares and Rights Certificates, by their acceptance thereof, are bound:

(1) The Rights Agent may consult with legal counsel (who may be legal counsel for the Corporation) and the opinion of such counsel is full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion;

(2) Whenever in the performance of its duties under this Agreement, the Rights Agent thinks it necessary or desirable that any fact be proved or established by the Corporation prior to taking or suffering any action hereunder, such fact (unless other evidence in respect thereof be herein specifically prescribed) is conclusively proved by a certificate signed by a Person believed by the Rights Agent to be the Chairman of the Board, President, any Vice President, Treasurer, Secretary, or any Assistant Secretary of the Corporation and delivered to the Rights Agent; and such certificate is full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate;

(3) The Rights Agent will be liable hereunder for its own negligence, bad faith or wilful misconduct;

(4) The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for Common Shares or the Rights Certificates (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are deemed made by the Corporation only;

(5) The Rights Agent is not responsible for the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any certificate for a Common Share or Rights Certificate (except its countersignature thereof); it is not responsible for any breach by the Corporation of any covenant or condition contained in this Agreement or in any Rights Certificate; it is not responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to subsection 3.1(2) hereof) or any adjustment required under the provisions of section 2.3 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by section 2.3 describing any such adjustment); and does not represent or warrant the authorization of any Common Shares to be issued pursuant to this Agreement or any Rights or as to whether any Common Shares will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and non-assessable;

(6) The Corporation undertakes to perform execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all further and other acts, instruments and assurances as the Rights Agent may reasonably require to perform its duties under this Agreement;

(7) The Rights Agent is hereby authorized and directed to accept instructions in writing with respect to the performance of its duties hereunder from any individual believed by the Rights Agent to be the Chairman of the Board, President, any Vice President, Treasurer or Secretary of the Corporation, and to apply to such individuals for advice or instructions in connection with its duties, and it is not liable for any action taken or suffered by it in good faith in accordance with instructions of any such individual;

(8) The Rights Agent and any shareholder or stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in Common Shares, Rights or other securities of the Corporation or become pecuniarily interested in any transaction in which the Corporation may be interested, or contract with or lend money to the Corporation or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein precludes the Rights Agent from acting in any other capacity for the Corporation or for any other legal entity; and

(9) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent is not responsible or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Corporation resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

4.4  CHANGE OF RIGHTS AGENT

     The Rights Agent may resign and be discharged from its duties under this Agreement upon 90 days' notice (or such lesser notice as is acceptable to the Corporation) in writing mailed to the Corporation and to each transfer agent of Common Shares by registered or certified mail. The Corporation may remove the Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent and to each transfer agent of the Common Shares by registered or certified mail. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Corporation will appoint a successor to the Rights Agent. If the Corporation fails to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then by prior written notice to the Corporation the resigning Rights Agent or the holder of any Rights (which holder shall, with such notice, submit such holder's Rights Certificate, if any, for inspection by the Corporation), may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Corporation or by such a court must be a corporation incorporated under the laws of Canada or a province thereof authorized to carry on the business of a trust company in the Province of British Columbia. After appointment, the successor Rights Agent is vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Corporation shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares, and mail a notice thereof in writing to the holders of the Rights in accordance with section 5.9. Failure to give any notice provided for in this section 4.4, however, or any defect therein, does not affect the legality or validly of the resignation or removal of the Rights Agent or the appointment of any successor Rights Agent, as the case may be.

                             PART 5 - MISCELLANEOUS

5.1  REDEMPTION AND WAIVER

(1) The Board of Directors may, at its option, at any time prior to the occurrence of a Flip-in Event, elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $0.00001 per Right appropriately adjusted in a manner analogous to the applicable adjustment provided for in section 2.3 if an event of the type analogous to any of the events described in section 2.3 shall have occurred (such redemption price being herein referred to as the "Redemption Price"). The redemption of the Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish.

(2) The Board of Directors may waive the application of section 3.1 in respect of the occurrence of any Flip-in Event if the Board of Directors has determined within eight Trading Days following a Stock Acquisition Date that a Person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person under this Agreement and if such a waiver is granted by the Board of Directors, such Stock Acquisition Date is deemed not to have occurred. Any such waiver pursuant to this subsection 5.1 (2) must be on the condition that such Person has, within 10 days after the foregoing determination by the Board of Directors or such earlier or later date as the Board of Directors may determine (the "Disposition Date"), reduced its Beneficial Ownership of Voting Shares such that the Person is no longer an Acquiring Person. If the Person remains an Acquiring Person at the close of business on the Disposition Date, the Disposition Date is deemed to be the date of occurrence of a further Stock Acquisition Date and section 3.1 applies thereto.

(3) If before the occurrence of a Flip-in Event a Person acquires, pursuant to a Permitted Bid, a Competing Permitted Bid or an Exempt Acquisition occurring under Section 5.1(4), outstanding Voting Shares other than Voting Shares Beneficially Owned at the date of the Permitted Bid, the Competing Permitted Bid or the Exempt Acquisition by such Person, the Board of Directors of the Corporation shall, immediately upon such acquisition and without further formality be deemed to have elected to redeem the Rights at the Redemption Price.

(4) The Board of Directors may, until a Flip-in Event shall occur, upon written notice delivered to the Rights Agent, determine to waive the application of
     Section 3.1 to such particular Flip-in Event; provided that if the Board of Directors waives the application of Section 3.1 to a particular Flip-in Event, the Board of Directors shall be deemed to have waived the application of Section 3.1 to any other Flip-in Event occurring by reason of any Take-over Bid which is made by means of a take-over bid circular (i) prior to the granting of such a waiver, or (ii) thereafter and prior to the expiry of any Take-over Bid (as the same may be extended from time to time) outstanding at the time of the granting of such waiver, or (iii) thereafter and prior to the expiry of any Take-over Bid in respect of which a waiver is, or is deemed to have been, granted under this subsection 5.1(4).

(5) If the Board of Directors elects or is deemed to elect, to redeem the Rights, the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights is to receive the Redemption Price.

(6) Within 10 days after the Board of Directors elects or is deemed to elect, to redeem the Rights, the Corporation shall give notice of redemption to the holders of the then outstanding Rights by mailing such notice to each such holder at the holder's last address as it appears upon the registry books of the Rights Agent or, before the Separation Time, on the registry books of the transfer agent for the Voting Shares. Any notice that is mailed in the manner herein provided is deemed given, whether or not the holder receives the notice. Each such notice of redemption must state how the Redemption Price will be paid.

5.2  EXPIRATION

     No Person has any rights under this Agreement or in respect of any Right after the Expiration Time, except the Rights Agent as specified in subsection
4.1 (1) of this Agreement.

5.3  ISSUANCE OF NEW RIGHTS CERTIFICATES

     Notwithstanding any of the provisions of this Agreement or of the Rights, the Corporation may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by the Board of Directors to reflect any adjustment or change in the number or kind or class of securities purchasable upon exercise of Rights made in accordance with the provisions of this Agreement.

5.4  SUPPLEMENTS AND AMENDMENTS

(1) At any time, the Corporation may, by resolution of the Board of Directors, amend this Agreement to correct any clerical or typographical error or maintain the validity of this Agreement as the result of any change in any applicable legislation or regulations thereunder. Any amendments made by the Corporation to this Agreement pursuant to this subsection 5.4(1) which are required to maintain the validity of this Agreement as a result of any change in any applicable legislation or regulation thereunder shall:

     (i) if made before the Separation Time, be submitted to the shareholders of the Corporation at the next meeting of shareholders and the shareholders may, by the majority referred to in subsection 5.4(3) confirm or reject such amendment;

     (ii) if made after the Separation Time, be submitted to the holders of Rights at a meeting to be called for on a date not later than immediately following the next meeting of shareholders of the Corporation and the holders of Rights may, by resolution passed by the majority referred to in subsection 5.4(4) confirm or reject such amendment.

     Any such amendment shall be effective from the date of the resolution of the Board of Directors adopting such amendment, until it is confirmed or rejected or until it ceases to be effective (as described in the next sentence) and, where such amendment is confirmed, it continues in effect in the form so confirmed. If such amendment is rejected by the shareholders or the holders of Rights or is not submitted to the shareholders or holders of Rights as required, then such amendment shall cease to be effective from and after the termination of the meeting at which it was rejected or to which it should have been but was not submitted or from and after the date of the meeting of holders of Rights that should have been but was not held, and no subsequent resolution of the Board of Directors to amend this Agreement to substantially the same effect shall be effective until confirmed by the shareholders or holders of Rights as the case may be.

(2) Prior to the shareholders' meeting referred to in section 5.15, the Corporation may, by resolution of the Board of Directors, supplement or amend this Agreement without the approval of any holders of Rights or Voting Shares in order to make any changes which the Board of Directors acting in good faith may deem necessary or desirable.

(3) Prior to the Separation Time, the Corporation may, by resolution of the Board of Directors, and with the prior consent of the holders of Voting Shares obtained as set forth below, supplement or amend this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally). Such consent is deemed to have been given if the supplement or amendment is approved by the affirmative vote of a majority of the votes cast by Independent Shareholders represented in person or by proxy and entitled to be voted at a meeting of the holders of Voting Shares duly called and held in compliance with applicable laws and the articles and bylaws of the Corporation.

(4) After the Separation Time, the Corporation may, by resolution of the Board of Directors, and with the prior consent of the holders of Rights obtained as set forth below, supplement or amend this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally). Such consent is deemed to have been given if provided by the holders of Rights at a Rights Holders' Special Meeting, which Rights Holders' Special Meeting is called and held in compliance with applicable laws and regulatory requirements and, to the extent possible, with the requirements in the articles and bylaws of the Corporation applicable to meetings of holders of Voting Shares varied as the Corporation thinks appropriate. Subject to compliance with any requirements imposed by the foregoing, consent is given if the proposed supplement or amendment is approved by the affirmative vote of a majority of the votes cast by holders of Rights (other than holders of Rights whose Rights have become void pursuant to subsection 3.1 (2)), represented in person or by proxy at the Rights Holders' Special Meeting.

(5) Notwithstanding anything in this section 5.4 to the contrary, no such supplement or amendment shall be made to the provisions of Part 4 except with the written concurrence of the Rights Agent to such supplement or amendment.

(6) Any supplement to or amendment of this Agreement shall require the prior written consent of The Toronto Stock Exchange.

5.5  FRACTIONAL RIGHTS AND FRACTIONAL SHARES

(1) The Corporation has no obligation to issue fractions of Rights or to distribute Rights Certificates which evidence fractional Rights or to pay any amount to a holder of record of Rights Certificates in lieu of such fractional Rights.

(2) The Corporation has no obligation to issue fractions of Common Shares upon exercise of Rights or to distribute certificates which evidence fractional Common Shares. In lieu of issuing fractions of Common Shares, the Corporation shall pay to the registered holders of Rights Certificates, at the time such Rights are exercised as herein provided, an amount in cash equal to the fraction of the Market Price of one Common Share that the fraction of a Common Share that would otherwise be issuable upon the exercise of such Right is of one whole Common Share at the date of such exercise.

5.6  RIGHTS OF ACTION

     Subject to the terms of this Agreement, all rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights. Any holder of Rights, without the consent of the Rights Agent or of the holder of any other Rights, may on such holder's own behalf and for such holder's own benefit and the benefit of other holders of Rights institute and maintain any action or proceeding against the Corporation to enforce such holder's right to exercise the holder's Rights in the manner provided in such holder's Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holder of Rights would not have an adequate remedy at law for any breach of this agreement and is entitled to specific performance of the obligations under and injunctive relief against actual or threatened violations of the obligations of any Person subject to this Agreement.

5.7  SUSPENSION OF TIME OF EXERCISE

     In the discretion of the Board of Directors the Corporation may temporarily suspend, for a period of time not to exceed 90 days after the Separation Time, the exercisability of the Rights in order to prepare and register or file such documents as may be necessary in order to comply with any laws or regulations. Upon any such suspension, the Corporation shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended.

5.8  NON-CANADIAN HOLDERS

     If in the opinion of the Board of Directors (who may rely upon the advice of counsel) any action or event contemplated by this Agreement would require compliance by the Corporation with the securities laws or comparable legislation of a jurisdiction outside Canada, the Board of Directors acting in good faith shall take such actions as it may deem appropriate to ensure such compliance. In no event has the Corporation or the Rights Agent an obligation to issue or deliver Rights or securities issuable on exercise of Rights to Persons who are citizens, residents or nationals of any jurisdiction other than Canada or the United States, in which jurisdiction such issue or delivery would be unlawful without registration of the relevant Persons, securities or issue or delivery for such purposes.

5.9  NOTICES

(1) Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Corporation are sufficiently given or made if delivered, sent by registered or certified mail, postage prepaid (until another address is filed in writing with the Rights Agent), or sent by facsimile or other form of recorded electronic communication, charges prepaid and confirmed in writing, as follows:

                    Golden Star Resources Ltd.
                    One Norwest Center, 1700 Lincoln Street
                    Suite 1950
                    Denver, Colorado
                    80203

                    Attention: Chief Executive Officer or Corporate Secretary Telecopier No.: (303)830-9092

(2) Notices or demands authorized or required by this Agreement to be given or made by the Corporation or by the holder of any Rights to or on the Rights Agent are sufficiently given or made if delivered, sent by registered or certified mail, postage prepaid (until another address is filed in writing with the Corporation), or sent by facsimile or other form of recorded electronic communication charges prepaid, and confirmed in writing, as follows:

                    The R-M Trust Company
                    1177 West Hastings Street
                    Vancouver, British Columbia
                    Canada V6E 2K3

                    Attention: Corporate Trust Department
                    Telecopier No.: (604) 688-4301

(3) Notices or demands authorized or required by this Agreement to be given or made by the Corporation or the Rights Agent to or on the holder of any Rights are sufficiently given or made if delivered or sent by registered or certified mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the register of the Rights Agent or, prior to the Separation Time, on the register of the Corporation for its Common Shares. Any notice that is mailed or sent in the manner herein provided is deemed given, whether or not the holder receives the notice.

(4) Any notice given or made in accordance with section 5.9 is deemed to have been given and to have been received on the day of delivery, if so delivered, on the third Business Day (excluding each day during which there exists any general interruption of postal service due to strike, lockout or other cause) following the mailing thereof, if so mailed, and on the day of telegraphing, telecopying or sending of the same by other means of recorded electronic communication (provided such sending is during the normal business hours of the addressee on a Business Day and if not, on the first Business Day thereafter). Each of the Corporation and the Rights Agent may from time to time change its address for notice by notice to the other given in the manner aforesaid.

5.10 COSTS OF ENFORCEMENT

     The Corporation agrees that if the Corporation fails to fulfil any of its obligations under this Agreement, the Corporation shall reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder to enforce his rights pursuant to any Rights or this Agreement.

5.11 SUCCESSORS

     All provisions of this Agreement by or for the benefit of the Corporation or the Rights Agent bind and enure to the benefit of their respective successors and assigns.

5.12 BENEFITS OF THIS AGREEMENT

     Nothing in this Agreement is to be construed to give to any Person other than the Corporation, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement; this Agreement is for the sole and exclusive benefit of the Corporation, the Rights Agent and the holders of the Rights.

5.13 GOVERNING LAW

     This Agreement and each Right issued under it is governed by and construed in accordance with the laws of the Province of British Columbia and any action brought in relation to this Agreement and each Right must be brought in the appropriate court of that Province.

5.14 SEVERABILITY

     If any term or provision hereof or the application thereof to any circumstance is in any jurisdiction and to any extent invalid or unenforceable, such term or provision is ineffective only as to such jurisdiction and to the extent of such invalidity or unenforceability in such jurisdiction without invalidating or rendering unenforceable or ineffective the remaining terms and provisions hereof in such jurisdiction or the application of such term or provision in any other jurisdiction or to circumstances other than those as to which it is specifically held invalid or unenforceable.

5.15 EFFECTIVE DATE

     This Agreement is in full force in accordance with its terms from and after the Effective Date. At the first annual meeting of holders of Voting Shares of the Corporation following the Effective Date, the Corporation shall request confirmation of this Agreement by the holders of its Voting Shares. If this Agreement is not confirmed by a majority of the votes cast by holders of Voting Shares who vote in respect of confirmation of the Agreement at such meeting, this Agreement and all outstanding Rights terminate and become void at the close of business on the date of termination of such meeting.

5.16 TIME OF THE ESSENCE

     Time is of the essence in this Agreement.

5.17 EXECUTION IN COUNTERPARTS

     This Agreement may be executed in any number of counterparts and each of such counterparts is for all purposes deemed to be an original, and all such counterparts together constitute one and the same instrument.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the _____ day of ____________, 1996.

                                     GOLDEN STAR RESOURCES LTD.


                                     By: /s/ Louis Peloquin
                                         -------------------------------------
                                     By: /s/ David A. Fennell
                                         -------------------------------------

                                     THE R-M TRUST COMPANY


                                     By: /s/ Signature illegible
                                         -------------------------------------
                                     By: /s/ Signature illegible
                                         -------------------------------------

                                  ATTACHMENT 1

                           GOLDEN STAR RESOURCES LTD.

                                RIGHTS AGREEMENT

                          [Form of Rights Certificate]

Certificate No. ________                                       Rights __________

THE RIGHTS ARE SUBJECT TO TERMINATION ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES (SPECIFIED IN SUBSECTION 3.1(2) OF THE RIGHTS AGREEMENT), RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR CERTAIN RELATED PARTIES, OR TRANSFEREES OF AN ACQUIRING PERSON OR CERTAIN RELATED PARTIES, MAY BECOME VOID.

                               Rights Certificate

     This certifies that__________________, or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of April 24, 1996 (the "Rights Agreement"), between Golden Star Resources Ltd., a corporation duly incorporated under the Canada Business Corporations Act ("the Corporation") and The R-M Trust Company, a trust company incorporated under the laws of Canada (the "Rights Agent") (which term shall include any successor Rights Agent under the Rights Agreement), to purchase from the Corporation at any time after the Separation Time (as such term is defined in the Rights Agreement) and before the Expiration Time (as such term is defined in the Rights Agreement), one fully paid common share of the Corporation (a "Common Share") at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise (in the form provided hereinafter) duly executed and submitted to the Rights Agent at its principal office in any of the cities of Vancouver, Calgary, Winnipeg, Toronto, Montreal and Halifax. The Exercise Price shall initially be $200.00 (Cdn.) per Right and shall be subject to adjustment in certain events as provided in the Rights Agreement.

     This Rights Certificate is subject to all the provisions of the Rights Agreement, which provisions are incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Rights Agent, the Corporation and the holders of the Rights Certificates. Copies of the Rights Agreement are on file at the registered office of the Corporation.

     This Rights Certificate, with or without other Rights Certificates, upon surrender at any of the offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate is exercised in part, the registered holder is entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

     No holder of this Rights Certificate, as such, is entitled to vote or receive dividends or be deemed for any purpose the holder of Common Shares or of any other securities which may at any time be issuable upon the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the Rights of a shareholder of the Corporation or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings or other actions affecting shareholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.

     This Rights Certificate is not valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

     WITNESS the facsimile signature of the proper officers of the Corporation and its corporate seal.

Date:
     -------------------------------



GOLDEN STAR RESOURCES LTD.

By:                                       By:
   ---------------------------------         -----------------------------------
               [President]                               [Secretary]

Countersigned:

THE R-M TRUST COMPANY


By:
   ---------------------------------
        Authorized Signature

                               FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder desires to transfer the Rights Certificate.)

FOR VALUE RECEIVED _____________________ hereby transfers unto


--------------------------------------------------------------------------------
                 (Please print name and address of transferee.)

the Rights represented by this Rights Certificate, together with all right therein, and does hereby irrevocably constitute and appoint ___________________, as attorney, to transfer the within Rights on the books of the Corporation, with full power of substitution.

Dated:
      -------------------------             ------------------------------------
                                            Signature

Signature Guaranteed:                       (Signature must correspond to name
                                            as written upon the face of this
                                            Rights Certificate in every
                                            particular, without alteration or
                                            enlargement or any change
                                            whatsoever.)

           Signature must be guaranteed by a member firm of a recognized stock exchange in Canada, or a commercial bank or trust company having an office or correspondent in Canada.

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

                                   CERTIFICATE

                            (To be completed if true)

     The undersigned party transferring Rights under this Form of Agreement hereby represents for the benefit of all holders of Rights and Common Shares that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof or a Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate thereof. Capitalized terms have the meaning ascribed thereto in the Rights Agreement.


                                                         ----------------
                                                         Signature

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
                   (To be attached to each Rights Certificate)

                          FORM OF ELECTION TO EXERCISE

(To be exercised by the registered holder if such holder desires to exercise the Rights Certificate.)

TO:
   -----------------------------------------

     The undersigned hereby irrevocably elects to exercise ____________ whole Rights represented by the attached Rights Certificate to purchase the Common Shares or other securities, if applicable, issuable upon the exercise of such Rights and requests that certificates for such securities be issued in the name of:


--------------------------------------------------------------------------------
(Name)

--------------------------------------------------------------------------------
(Address)

--------------------------------------------------------------------------------
(City and Province)

--------------------------------------------------------------------------------
Social Insurance Number or other taxpayer identification number.

If such number of Rights are not all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

--------------------------------------------------------------------------------
(Name)

--------------------------------------------------------------------------------
(Address)

--------------------------------------------------------------------------------
(City and Province)

--------------------------------------------------------------------------------
Social Insurance Number or other taxpayer identification number.


Dated:
      -------------------------             ------------------------------------
                                            Signature

Signature Guaranteed:                       (Signature must correspond to name
                                            as written upon the face of this
                                            Rights Certificate in every
                                            particular, without alteration or
                                            enlargement or any change
                                            whatsoever.)

     Signature must be guaranteed by a member firm of a recognized stock exchange in Canada or a commercial bank or trust company having an office or correspondent in Canada.